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OWENS-ILLINOIS TO REDEEM $400 MILLION OF SENIOR SUBORDINATED NOTES; O-I ALSO
ANNOUNCES CLOSING OF EQUITY AND DEBT OFFERINGS, AMENDMENT OF CREDIT AGREEMENT

     Toledo, Ohio, May 16, 1997 -- Owens-Illinois, Inc., (NYSE: OI) today announced that it will call for redemption on June 16, 1997, an aggregate of $400 million principal amount of its Senior Subordinated Notes. All of the $250 million of 10 1/4% Senior Subordinated Notes due 1999 will be redeemed at a redemption price of 100% of the principal amount plus accrued interest to the redemption date, and all of the $150 million of 10 1/2% Senior Subordinated Notes due 2002 will be redeemed at a redemption price of 105.25% of the principal amount plus accrued interest to the redemption date, as provided in the terms of the notes. Holders will receive a formal notice of the redemption from Harris Trust and Savings Bank, trustee for both the 10 1/4% Senior Subordinated Notes and the 10 1/2% Senior Subordinated Notes. The redemption will be funded by borrowings under the company's bank credit facility.

     Owens-Illinois also announced that it completed today the closings of its previously announced offerings of 14,750,000 shares of common stock at a price of $28.50 per share, $300 million principal amount of 7.85% Senior Notes due May 15, 2004, and $300 million principal amount of 8.10% Senior Notes due May 15, 2007.

     In addition, the company announced that it completed today the previously announced amendments to its bank credit facility, which, among other things, increase the amount the company may borrow to $3.0 billion from $1.8 billion previously.

     Concurrently with the closing of the Senior Note offerings, the company today released the guarantees and collateral securing the credit facility and the company's 11% Senior Debentures due 2003. As a result, the newly issued Senior Notes rank pari passu with all other senior unsecured obligations of the company, including its obligations under the amended credit facility and the 11% Senior Debentures.

     As announced previously, the company has obtained consents and tenders from registered holders of the 11% Senior Debentures representing more than 95% of the $1 billion aggregate principal amount of the outstanding 11% Senior Debentures. The tender offer will expire at midnight, New York City time, on May 22, 1997, unless extended. (Holders may tender their 11% Senior Debentures until such time but holders who had not already tendered by 5 p.m., New York City time, on May 9, 1997, will not be entitled to receive the consent payment.)

     The redemption of the $400 million of Senior Subordinated Notes and the tender offer for the 11% Senior Debentures are parts of a previously announced refinancing plan designed to reduce interest expense and long term debt, extend long term debt maturities, reduce the company's debt-to-equity ratio, and improve its financial flexibility. Under the plan, the company intends to use proceeds of approximately $1 billion from the common stock and Senior Note offerings, combined with additional borrowings under the amended bank credit facility, to refinance outstanding public indebtedness totaling $1.95 billion.


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     In addition to the redemption of Senior Subordinated Notes being announced today and the anticipated purchase of the 11% Senior Debentures, the refinanc-ing plan also contemplates the redemption, at the company's option, of an aggregate of $550 million principal amount of the company's remaining Senior Subordinated Notes when and as they become redeemable beginning on August 1, 1997. The redemption of such notes will be made at the discretion of the company, depending on prevailing market and economic conditions.

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CONTACT:  Owens-Illinois, John Hoff, 419-247-1203










































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